Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

June 25, 2009	News Media
	Eric Grant	(202) 624-6091

Financial Community
	Robert Dennis	(202) 624-6129
WGL Holdings, Washington Gas Confirm Changes in Leadership Team
McCallister to Become Chairman and CEO in October;
Chapman Tapped for President and COO
WASHINGTON D.C. – WGL Holdings, Inc. and Washington Gas Light Company (Washington Gas) confirmed the companies’ succession plans for the new executive leadership team. As previously announced, Terry McCallister will become Chairman and Chief Executive Officer of the companies effective Oct. 1, 2009. He will succeed James DeGraffenreidt who will retire on that day.
“We have emphasized succession planning and leadership development over the past decade to advance our strategic focus on promoting a high performance culture. Today’s announcement confirms our commitment to preparing for, and implementing, orderly executive transitions that enable the companies to achieve sustainable success,” said Mr. DeGraffenreidt.
Adrian Chapman, presently serving as a Vice President for Washington Gas, will become President and Chief Operating Officer of WGL Holdings and Washington Gas.
Roberta Willis Sims will become the utility's Vice President-Regulatory Affairs and Energy Acquisition, a position held previously by Mr. Chapman. Ms. Sims currently holds the position of Vice President-Corporate Relations for Washington Gas.
Ms. Sims will be succeeded by Eric Grant, currently Washington Gas’s Director of Corporate Communications.
Utility Vice President Douglas Staebler will expand his portfolio beyond engineering, marketing and construction and assume increased responsibilities for Washington Gas’s field operations.
Gautam Chandra, presently Vice President for Business Process Outsourcing and Non-Utility Operations for WGL Holdings and Washington Gas, also will expand his role to become the companies’ Vice President-Business Development, Strategy and Business Process Outsourcing.
All executive changes are planned to be effective Oct. 1, 2009.
Other executive management positions are not materially affected by the changes announced today.
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available at www.wglholdings.com.
WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, DC 20080 • www.wglholdings.com